Valeritas’ V-Go® Wearable Insulin Delivery Device Demonstrates Reductions in A1c and Daily Insulin Usage

BRIDGEWATER, N.J., Nov. 15, 2019 (GLOBE NEWSWIRE) -- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, today announced additional data from the VERDICT study presented at the 19th Annual Diabetes Technology Meeting held in Bethesda, Maryland.  This data demonstrated positive clinical outcomes for patients with type 2 diabetes who switched insulin therapy to V-Go from a basal-only, basal-bolus, or premix insulin regimen.
This real-world retrospective analysis was performed using electronic medical records to identify 122 patients with uncontrolled type 2 diabetes (A1c > 7.0%) who switched to V-Go from traditional insulin injection therapy regimens. The study aimed to evaluate if the baseline insulin total daily dose (TDD) on the prior regimen influenced the effectiveness of V-Go. Patients were grouped based on their prior regimen TDD into three insulin strata: < 50 U/day, 50 to 100 U/day, or > 100 U/day to evaluate clinical outcomes. After a mean duration of five months of V-Go use, significant mean reductions in A1c of 1.3%; p<0.05 were observed for each strata. In addition, the strata prescribed higher baseline doses of insulin (50 to 100 U/day and > 100 U/day) benefited from a significant reduction in TDD of 19%; p<0.0001 and 47%; p<0.0001, respectively, after switching to V-Go. The percent of patients reporting hypoglycemia decreased on V-Go.
“Optimizing insulin delivery has been shown to reduce insulin requirements and can have positive implications on patient acceptance and adherence,” said Trisha Zeidan, MD, Principal Investigator of the VERDICT Study who is affiliated with Premier Physician Network, Bull Family Diabetes Center.  “In my practice, I have been able to successfully switch patients from a variety of insulin regimens and a wide range of insulin doses to V-Go. Not only has V-Go been well accepted by my patients, it has shown to improve glycemic control and, in many cases, lower insulin requirements in those previously prescribed higher doses.”
“We are excited to share these positive clinical data from the VERDICT study,” said John Timberlake, President and Chief Executive Officer of Valeritas.  “We believe these results further demonstrate that, regardless of baseline insulin dose, the use of V-Go can offer patients with type 2 diabetes significant clinical benefit when switching from other insulin regimens.”

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for adult patients requiring insulin that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes.  It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.
More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements
This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans; Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth; the expected benefits of the debt exchange on Valeritas’ cash runway and its anticipated operating costs following the debt exchange (the $2 million minimum debt covenant remains in place following the debt exchange, which will continue to limit Valeritas’ ability to finance its operations); the effects of both the new issuance of Series B Convertible Preferred Stock and the May 2019 reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term; the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions; the inherent uncertainties associated with developing new products or technologies; the potential commercial use of the h-Patch™ technology for subcutaneous delivery of GLP-1, Apo or CBD is dependent on Valeritas’ ability to identify one or more potential collaboration partners and enter into mutually agreeable collaboration agreements (neither the delivery of GLP-1, Apo or CBD by h-Patch™ is currently cleared for use by the FDA); our statements that (i) subcutaneous Apo infusions appears to offer qualitatively comparable benefits to that of oral levodopa and (ii) based on initial studies, subcutaneous infusion of CBD appears to offer several distinct advantages over oral dosing of CBD, and other potential benefits of the h-Patch™ technology to deliver GLP-1, Apo or CBD is based on third-party clinical studies not conducted by Valeritas; however, additional studies or research may be needed by our potential partners to demonstrate to the U.S. Food and Drug Administration (“FDA”) that delivery of GLP-1, Apo or CBD via the h-Patch™ technology will offer consistent results to the initial Valeritas study; and the FDA or other regulatory agencies may require Valeritas’ collaboration partners to demonstrate the safety or effectiveness of subcutaneous infusion of GLP-1, Apo or CBD through the h-Patch™ technology before any of those products can be commercialized, which can be a lengthy, and uncertain process, and the FDA may delay or require additional information to provide clearance for use with our RHI or our V-Go SIM product. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com
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Knight Marketing Communications, Ltd.
206-451-4823
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